Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CORSAIR MEMORY INC.,

CORSAIR COMPONENTS ACQUISITION SUB, INC.,

AND

CORSAIR COMPONENTS, INC.,

DATED NOVEMBER 12, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of this 12th day of November, 2010 (the “Agreement”), is by and among Corsair Memory, Inc., a Delaware corporation (“Company”), Corsair Components, Inc., a Delaware corporation and wholly owned subsidiary of Company (“Parent”), and Corsair Components Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”).

R E C I T A L S

A. Company is a corporation duly organized and existing under the laws of the State of Delaware, with authorized capital stock consisting solely of 110,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), of which 60,860,663 were issued and outstanding as of the Effective Date and before giving effect to the transactions contemplated hereby.

B. Parent is a corporation duly organized and existing under the laws of the State of Delaware, with authorized capital stock consisting solely of 110,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of which 100 shares were issued and outstanding as of the Effective Date and before giving effect to the transactions contemplated hereby, all of which were held by Company.

C. Sub is a corporation duly organized and existing under the laws of the State of Delaware, with authorized capital stock consisting solely of 1,000 shares of common stock, par value $0.0001 per share (“Sub Common Stock”), of which 100 shares were issued and outstanding as of the Effective Date and before giving effect to the transactions contemplated hereby, all of which were held by Parent.

D. The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Parent Common Stock are the same as those of the Company Common Stock.

E. The Certificate of Incorporation and bylaws of Parent immediately after the Effective Time will contain provisions identical to the Certificate of Incorporation and bylaws of Company immediately before the Effective Time (to the extent required by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”).

F. The directors of the Company immediately prior to the Merger (as defined below) will be the directors of Parent as of the Effective Time.

G. Parent and Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

H. The Company desires to create a new holding company structure in accordance with Section 251(g) of the DGCL by merging Sub with and into the Company with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock into a like number of shares of Parent Common Stock, all in accordance with the terms of this Agreement.

I. The Boards of Directors of the Company, Parent and Sub have approved this Agreement and the merger of Sub with and into Company upon the terms and subject to the conditions set forth in this Agreement and have directed that this Agreement be executed by the undersigned officers.

J. For federal income tax purposes, the Merger (as defined below) shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Company, Parent and Sub agree as follows:

ARTICLE I.

MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the DGCL, at the Effective Time, the Sub shall be merged with and into the Company and the separate corporate existence of the Sub shall thereupon cease (the “Merger”). The date upon which the consummation of the Merger occurs is herein referred to as the “Effective Date.” As a result of the Merger, the separate corporate existence of the Sub shall cease and the Company shall be the surviving corporation following the Merger. Sub and the Company are sometimes referred to herein as the “Constituent Corporations”, and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1801 Page Mill Road, Suite 110, Palo Alto, California, 94304, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article III, or at such other place and time and/or on such other date as Parent and the Company may agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at the later of such time as the Certificate of Merger is so filed or at such time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in Section 259 of the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in the form of Annex A attached to the Certificate of Merger, and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable law.

(c) At the Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation until amended thereafter in accordance with applicable law.

(d) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Corporation to serve in accordance with the bylaws of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified.

1.4 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II.

CONVERSION OF SECURITIES

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Company Common Stock held in treasury, shall be automatically converted into and exchanged for one duly issued, fully paid and non-assessable share of Parent Common Stock, and each right to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time shall be converted in the Merger into a right to acquire shares of Parent Common Stock.

(b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one duly issued, fully paid and non-assessable share of Company Common Stock.

(c) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist.

(d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 2.1(a) subject to the procedural requirements of Section 2.2.

(e) Immediately prior to the Effective Time, Company will contribute to the capital of Parent, to be converted to Parent Common Stock and held in the treasury of Parent, any shares of Company Common Stock then held by the Company in its treasury.

2.2 Exchange of Certificates.

(a) After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Company Common Stock may be asked to surrender the same for cancellation to an exchange agent, whose name will be delivered to holders prior to any requested exchange (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefore a certificate or certificates representing the number of shares of Parent Common Stock, into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Company Common Stock shall be deemed for all purposes to represent the number of shares of Parent Common Stock, into which such shares of Company Common Stock were converted in the Merger.

(b) The registered owner on the books and records of Parent or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Parent or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Parent Common Stock represented by such outstanding certificate as provided above.

(c) Each certificate representing Parent Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Company so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of Parent in compliance with applicable laws.

(d) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Parent that such tax has been paid or is not payable.

2.3 [Omitted]

2.4 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 1.8 hereof, to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including, without limitation, the posting of a standard bond required by Parent’s transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

2.5 No Stock Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.1.

2.6 Assumption of Stock Option Plans.

(a) Upon the Effective Date, the Parent shall assume the obligations of the Company under its stock option plans or any other stock option grants, purchase rights or plans (collectively, the “Plans”). Each outstanding and unexercised option to purchase the Company’s Common Stock (an “Option”) under the Plans shall become, subject to the provisions in paragraph (c) hereof, an option to purchase the Parent’s Common Stock on the basis of one (1) share of the Parent’s Common Stock for each one (1) share of the Company’s Common Stock issuable pursuant to any such option, on the same terms and conditions and at the same exercise price. No other changes in the terms and conditions of such options will occur.

(b) Upon the Effective Date, one (1) share of the Parent’s Common Stock shall be reserved for issuance upon the exercise of Options to purchase one (1) share of the Parent Common Stock so reserved immediately prior to the Effective Date.

(c) No “additional benefits” (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the Option holders pursuant to the assumption of their Options.

ARTICLE III.

CONDITIONS TO MERGER

The obligations of Company, Parent and Sub under this Agreement are subject to the fulfillment, or the waiver by the parties, on or before the Effective Date, of each of the following:

3.1 The Merger shall not be prohibited by any applicable law or governmental regulation, shall not subject Parent or Company to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which Parent or Company is subject;

3.2 Company shall have received any approvals or permits and any consents, waivers or amendments or other modification to the outstanding agreements, contracts, instruments or other understandings (including, without limitation, the holding of a fairness hearing and the issuance of a permit issued by the California Department of Corporations with respect to the issuance of the Parent Common Stock) which Company deems necessary or desirable in connection with the Merger and the transactions contemplated by this Agreement.

3.3 Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE IV.

GENERAL

4.1 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

4.2 Further Assurances. From time to time, as and when required by Parent or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Parent the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of Parent are fully authorized in the name and on behalf of Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Company, Parent or Sub if any such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither Company, Parent or Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

4.4 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

4.5 Registered Office. The registered office of the Company in the State of State of Delaware shall be at the office of Incorporating Services Limited, located at the County of Kent is 3500 South Dupont Highway, Dover, Delaware 19901. Incorporating Services Limited is the registered agent of the Company at such address.

4.6 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 46221 Landing Parkway, Fremont, CA 94538, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

4.7 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the General Corporation Law of the State of California.

4.8 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

4.9 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

CORSAIR MEMORY, INC.
a Delaware corporation

By:	/s/ Andrew J. Paul
Andrew J. Paul Chief Executive Officer

CORSAIR COMPONENTS ACQUISITION SUB, INC.
a Delaware corporation

By:	/s/ Andrew J. Paul
Andrew J. Paul Chief Executive Officer

CORSAIR COMPONENTS, INC.
a Delaware corporation

By:	/s/ Andrew J. Paul
Andrew J. Paul Chief Executive Officer

Attested by:

/s/ Noah Mesel
Noah Mesel, Secretary

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]